Exhibit (d)(5)

MUTUAL CONFIDENTIALITY AGREEMENT

This mutual confidentiality agreement (the “Agreement”) shall become effective as of August 14, 2018 (the “Effective Date”).

By and between	Novo Nordisk A/S Novo Allé 2880 Bagsvaerd Denmark CVR no: 24256790 (hereinafter referred to as “Novo Nordisk”)

And	Dicerna Pharmaceuticals, Inc. 87 Cambridgepark Drive Cambridge, MA 02140 United States (hereinafter referred to as “Company”)

Novo Nordisk and Company are hereinafter also referred to individually as “Party” and collectively as “Parties”.

1.	PURPOSE

1.1

This Agreement is made in order for each Party and its Affiliates (the “Disclosing Party”) to disclose to the other Party and its Affiliates {the “Receiving Party”), during the term of this Agreement, such technical, scientific, business, financial and other information as the Disclosing Party may elect to disclose so that the Receiving Party may use the same solely for the evaluation of a potential scientific or business relationship between the Parties (the “Purpose”). The Parties desire to protect their Confidential Information from unauthorized use and disclosure as agreed herein.

2.	CONFIDENTIAL INFORMATION

2.1

As used herein, “Confidential Information” means all information related to the Field (as defined below) disclosed by or on behalf of Disclosing Party or its Authorized Persons under this Agreement, whether written, oral, graphic, electronic or in any other form. This Agreement, the terms hereof and the fact that negotiations hereunder have taken place shall also be deemed Confidential Information of both Parties. Confidential Information must be clearly marked “Confidential” and Information disclosed in oral form shall be deemed Confidential Information only to the extent that it is confirmed in writing to receiving party and marked “Confidential” within thirty (30) days after the date of oral disclosure.

Field. As used herein, “Field” for Novo Nordisk means the collaboration or business arrangement with the Company, including disclosure of specific target genes (listed in Appendix A, as agreed to by mutual agreement by both Parties) within the therapeutic areas including CVD, NASH and Type 2 Diabetes whose expression can be controlled by oligonucleotides independent of modality, specifically excluding gene targets identified as unavailable due to the Company’s existing business arrangement with other third parties. As used herein, “Field” for Company means Company’s proprietary platform for design, synthesis, formulation and delivery of siRNA and other oligonucleotides, and platform for improving the design, composition, chemistry and methods of synthesis, leading to increased stability and efficacy of controlling gene expression by said siRNA, specifically excluding application of said platform towards targets identified as being exclusively selected in any business arrangement with other third party(s).

2.2

Non-Use and Non-Disclosure Obligations. Each Party undertakes from the date of disclosure of the other Party’s Confidential Information and for a period of five (5) years hereafter i) to treat all Confidential Information as strictly confidential, ii) to not disclose Confidential Information to any third party and iii) to use Confidential Information only for the Purpose. The Parties shall exercise the same degree of care to avoid disclosure and non-use of Confidential Information as if it were their own, using at least a reasonable standard of care. Receiving Party shall promptly notify Disclosing Party if Receiving Party becomes aware that any Confidential Information has been made available to any third party, or of any breach of confidence by any person to whom Receiving Party has disclosed any Confidential Information. Receiving Party shall give Disclosing Party all reasonable assistance in connection with any action, demand, claim or proceeding that Disclosing Party may institute against any such person in respect of such disclosure.

2.3

Authorized Disclosure. Each Party will restrict access to the other Party’s Confidential Information to its employees and representatives, including without limitation its officers, directors, agents and advisors, and the employees and representatives of its Affiliates (the “Authorized Persons”) that have a need to know such information for the Purpose. Each Party shall ensure that its Authorized Persons are notified of the obligations hereunder and are contractually or legally bound by confidentiality obligations that are at least as stringent to those obligations contained herein. Each Party shall be responsible and liable for any breach of this Agreement by its Authorized Persons.

As used herein, “Affiliate(s)” means any corporation, company, partnership, joint venture or other entity which controls, is controlled by, or is under common control with a Party. For purposes of this definition, “control” of an entity means the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities or capital stock of such entity, or the legal power to direct or cause the direction of the general management and policies of such entity. For purposes of this definition, Novo Holdings A/S and the Novo Nordisk Foundation and their affiliates (other than Novo Nordisk and its subsidiaries) are not considered Affiliates of Novo Nordisk.

2.4	Exceptions. The non-use and confidentiality obligations set forth in this Agreement will not apply to information that the Receiving Party can demonstrate by competent written records:

a)	is at the time of disclosure already its the public domain;

b)	hereafter legally and properly becomes part of the public domain through no breach of this Agreement;

c)	was already in Receiving Party’s or its Affiliate’s possession prior to disclosure by Disclosing Party;

d)	is lawfully disclosed by a third party to Receiving Party or its Affiliate, which information such third party did not acquire under an obligation of confidentiality;

e)	is developed independently by Receiving Party or its Affiliate without use of or reliance on the Disclosing Party’s Confidential Information.

Notwithstanding the foregoing, the Receiving Party may disclose the Disclosing Party’s Confidential Information, without violating its obligations under this Agreement, to the extent the disclosure is required by law, regulation or by order of a competent government entity provided that Receiving Party will give Disclosing Party notice of such disclosure requirement with no undue delay allowing sufficient opportunity to object to such disclosure and seek protection or confidential treatment of such Confidential Information and if so requested by the Disclosing Party, the Receiving Party will cooperate with the Disclosing Party in such efforts. if, after providing such notice and assistance as required herein, the Receiving Party remains legally obligated to disclose any Confidential Information, the Receiving Party (or its Authorized Persons) shall disclose no more than that portion of the Confidential Information which, on the advice of the Receiving Party’s legal counsel, the Receiving Party is legally required to disclose and, upon the Disclosing Party’s request, shall use commercially reasonable efforts to obtain assurances from the applicable government entity that such Confidential Information will be afforded confidential treatment.

2.5

The Receiving Party acknowledges that its breach of any of its obligations under this Agreement would cause the Disclosing Party irreparable harm, for which monetary damages would be an inadequate remedy. Therefore, in the event of any such breach or threatened breach, the Disclosing Party shall be entitled, in addition to any other remedy available under this Agreement, at law or in equity, to injunctive relief, specific performance of the terms hereof and other equitable relief for such breach or the material anticipatory breach of this Agreement, without the posting of bond or other security.

3.	TERM

3.1

This Agreement may be terminated by either Party by giving thirty (30) days’ written notice to the other Party and, unless sooner terminated or otherwise extended by being incorporated into another agreement, it shall automatically terminate one (1) year from the Effective Date hereof. The terms and conditions of this Agreement shall survive any such termination or expiration with respect to Confidential Information that is disclosed prior to the effective date of termination or expiration until the fifth anniversary of the Effective Date, subject to the exceptions set forth in Clause 2.4.

4.	MISCELLANEOUS

4.1

No License. Each Party understands and agrees that i) Confidential Information is and shall remain at all times the sole property of Disclosing Party and ii) Receiving Party shall not obtain any proprietary Interest or intellectual property rights, by license or otherwise, in any Confidential Information of the Disclosing Party. Nothing in this Agreement shall impose any obligation upon either Party to negotiate or consummate any transaction with the other Party, to continue discussions with the other Party, or to prevent either Party from pursuing similar discussions, negotiations and business relationships with third parties.

4.2

Copies. Upon termination or expiration of this Agreement, or upon a Party’s earlier request, the Receiving Party shall return to Disclosing Party or destroy (and certify in writing the destruction of) all Confidential Information (including all copies, records and other embodiments thereof, in any medium) its the Receiving Party’s possession, provided that Receiving Party may maintain one copy for Receiving Party’s legal files for the sole purpose of monitoring compliance with its continuing obligations hereunder or as otherwise required by law. Receiving Party shall not be obligated to delete back-up copies of Confidential Information stored on computer drives that are backed up on a routine basis, which Confidential Information shall remain subject to the provisions of this Agreement.

4.3

No Warranty. Each Party acknowledges that the other Party’s Confidential Information is provided “as is” and without any representation or warranty, express or implied, as to the accuracy or completeness of Confidential Information, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose, or any warranty that the use of Confidential Information will not infringe or violate any patent or other proprietary rights of any third party. Neither Disclosing Party nor any of its Authorized Persons shall have any liability to the Receiving Party or any of its Authorized Persons resulting from the Receiving Party’s or its Authorized Persons’ receipt or use of Confidential Information.

4.4

Notice. Any notice to be given hereunder by a Party to the other Party will be its writing addressed to the address set forth in the introductory paragraph above (unless either Party provides written notice of a different address), in the case of the Company to “Attn. CEO”, and will be deemed given: (a) upon delivery if sent by a reputable overnight courier; or (b) three (3) days after deposit in the mail if sent by pre-paid, certified mall or return receipt requested mail.

4.5

Assignment. This Agreement shall not be assignable in whole or in part by a Party without the written consent of the other Party, except that a Party may assign this Agreement (with notice to the other Party) a) to an Affiliate without written consent and b) in the case of assignment by the Company, no such consent from Novo Nordisk in connection with a merger, consolidation or sale of substantially all of that portion of the business of Company to which this Agreement relates. A Party’s rights and obligations under this Agreement will bind and inure to the benefit of their respective successors and permitted assigns.

4.6

Entire Agreement. This Agreement constitutes the entire Agreement between the Parties pertaining to the subject matter hereof, and it supersedes all prior and contemporaneous, discussions, understandings, negotiations and preliminary agreements, written or oral, of the Parties its connection with the subject matter hereof. If one or more of the provisions of this Agreement shall be found to be illegal or invalid, it shall not affect the legality or validity of any of the remaining provisions and the provision that is illegal or invalid shall be revised by the arbitration panel or court to the least amount to achieve as nearly as possible the same effect as was originally intended by the Parties.

4.7

Amendment and Waiver. No change, modification or termination of any terms, provisions, or conditions of this Agreement shall be valid or binding unless made in writing and signed by authorized representative of the Parties. The waiver from time to time by a Party of any of its rights or its failure to exercise any right or remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

4.8

Disputes. The Parties will use commercially reasonable efforts to settle all matters in dispute amicably. All disputes arising out of or its connection with this Agreement must be settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed its accordance with the said Rules. The Parties agree to keep confidential the existence of the arbitration, the arbitral proceedings, the submissions made by the Parties and the decisions made by the arbitral tribunal, including its awards, except as required by applicable law and to the extent not already in the public domain. The arbitration shall take place in London, England and shall be conducted in the English language. The award of the arbitrators shall be final and binding on both Parties. The Parties bind themselves to carry out the awards of the arbitrators. Notwithstanding, without resorting to prior arbitration and in addition to any other remedies provided by law, either Party shall be entitled to seek temporary and permanent injunctive relief against any threatened or actual breach of this Agreement or the continuation of any such breach in any court of competent jurisdiction. Subject to the foregoing obligation to arbitrate, the Parties hereby submit to the exclusive jurisdiction of the courts located in London, England in all matters concerning this Agreement. The Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of any such court and hereby irrevocably and unconditionally waive any defense of inconvenient forum to the maintenance of any action or proceeding in any such court, any objection to venue with respect to any such action or proceeding, and any right of jurisdiction on account of the place of residence or domicile of a Party.

4.9	Governing Law. This Agreement shall be construed and interpreted under the substantive laws of England & Wales, disregarding choice of law rules.

4.10	Signing Authority. Each Party warrants that it has the authority to enter into this Agreement.

4.11

Counterparts. This Agreement may be executed (including by use of industry standard signature software, such as DocuSign®) in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement. A facsimile copy or pdf file contained in an email of this Agreement including the signature pages hereto will be deemed to be an original.

SIGNED BY:

Date:		Date:14/08/2018

On behalf of Dicerna Pharmaceuticals, Inc.:		On behalf of Novo Nordisk A/S:

/s/ James B. Weissman		/s/ Miriam Frieden
Name:	James B. Weissman	Name:	Miriam Frieden
Title:	Chief Business Officer	Title	:Vice President, Search & Evaluation

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